Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

LumiraDx Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, par value $0.0000028 per share	Rule 457(c) and Rule 457(h)	27,473,811(2)	$0.63(3)	$17,308,500.93	$0.00011020	$1,907.40

Equity	Common shares, par value $0.0000028 per share	Rule 457(c) and Rule 457(h)	22,141,295(4)	$0.54(5)	$11,956,299.30	$0.00011020	$1,317.58

Total Offering Amounts					$29,264,800.23		—

Total Fee Offsets							—

Net Fee Due							$3,224.98

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the registrant’s common shares, par value $0.0000028 per share (“Common Shares”).

(2)

Consists of 27,473,811 additional Common Shares issuable under the registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”), which represents the automatic annual increase to the number of Common Shares available for issuance under the 2021 Plan, effective as of January 1, 2023. Common Shares available for issuance under the 2021 Plan were previously registered on (a) the registrant’s registration statement on Form S-8 (File No. 333-264611), filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2022, and (b) the registrant’s registration statement on Form S-8 (File No. 333-259874), filed with the SEC on September 29, 2021 (together, the “Previous Registration Statements”).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $0.63 per share, the average of the high and low price of the registrant’s Common Shares as reported on the Nasdaq Global Market on April 25, 2023.

(4)

Consists of 22,141,295 additional Common Shares issuable under the registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”), which represents the automatic annual increase to the number of Common Shares available for issuance under the ESPP effective as of January 1, 2023. Common Shares available for issuance under the ESPP were previously registered on the registrant’s Previous Registration Statements.

(5)

The price of $0.54 per share, which is 85% of the average of the high and low sale prices of the Common Shares of the registrant as quoted on the Nasdaq Global Market on April 25, 2023, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the ESPP, the purchase price of the Common Shares reserved for issuance thereunder will be 85% of the lesser of (i) the fair market value on the first trading day of the offering period and (ii) the fair market value on the exercise date.